Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-2978, 333-32481 and 333-60018) of CFC International, Inc. of our report dated June 28, 2006 relating to the financial statements of the CFC International, Inc. Employees’ Savings and Investment Plan, which appears in this Form 11-K.

Chicago, Illinois

June 28, 2006